Exhibit 99.1

TREDEGAR CORPORATION

Moderator:  Greg Williams
May 22, 2013
9:00 a.m. ET

Greg Williams:	Good morning. I’m Greg Williams, Chairman of the Board of Tredegar. Welcome to the 25th Annual Meeting. Also I’d like to welcome everyone that’s following our Webcast.

Before I begin with the business items I’d like to introduce the Board of Directors, all of whom are here today.  Please stand for a moment as I call your name.  Austin Brockenbrough, Don Cowles, George Freeman, John Gottwald, Bill Gottwald, Rich Morrill, George Newbill, Tom Slater and Nancy Taylor.  Also, we have a nominee for Director, Tom Snead, as well.  Tom, would you please stand.

This morning’s agenda, I’ll move quickly through the business items, and Nancy Taylor, our President and CEO, will present the Management Report. We’ll conclude with questions.

Please note that proper notice of this meeting was given, and that the minutes of last year’s meeting are available at the Secretary’s desk.  Tredegar has appointed Mr. David Dietrich as Inspector of Election, and he has reported that a quorum exists.  The Inspector of Election has presented me with copies of the Notice of the Annual Meeting, the proxy statement and the form of proxy, together with proof by affidavit of the mailing on April 17th, 2013 to each shareholder of record as of the close of business on April 3rd. The inspector of elections has also presented me with a list of Tredegar shareholders entitled to vote at this meeting as of the record date.  This list has been on file at the principal office of  Tredegar for inspection during normal business hours since April the 3rd and will be available for inspection throughout this meeting at the secretary’s desk.

The polls are now open for voting. Any shareholder who has given his or her proxy does not need to vote in person, but may do so if he or she desires.

Will those who want to vote in person please raise your hand so that we may give you a ballot?

There are three items of business at this annual meeting. The first item of business is the Election of Directors.

There are five directors nominated for election today.  Don Cowles, retired president of the Aluminum Distribution Business of Reynolds Metals, George C. Freeman, Chief Executive Officer of Universal Corporation, John Gottwald, retired president and chief executive officer of Tredegar, Thomas G. Snead, Jr., retired president of Wellpoint Inc., Southeast region, and Nancy M. Taylor, current president and chief executive officer of Tredegar.

The second item of business is the approval of an Amendment to Tredegar’s Amended and Restated Articles of Incorporation to implement a majority voting standard for uncontested director elections.

The third and final item of business is the ratification of the appointment of PriceWaterhouseCoopers as Tredegar’s Independent Registered Public Accounting Firm for 2013.  Mr. Bill Bishop, a representative of PriceWaterhouseCoopers, is here and available for questions.  Bill, would you stand?

Does anyone have any questions for PriceWaterhouseCoopers?

Are there any ballets that need to be collected?

The polls are now closed for voting.

Is the Inspector ready to report on the vote?

Bill Bishop:	Yes, Mr. Chairman. With respect to the election of directors, each director received a plurality of the votes cast for, therefore, all directors are elected.

With respect to the approval to amend the articles to implement a majority voting standard, this proposal is also passed.

With respect to the ratification of the appointment of PriceWaterhouseCoopers as the Independent Public Accounting Firm for the year ending December 31st, 2013, this proposal has passed.

Greg Williams:
Thank you.  Based on the Inspector’s report, I hereby declare that each of the nominees for election as director has been elected.  The amendment to Tredegar’s Amended and Restated Articles of Incorporation has been approved, and the appointment of Price Waterhouse Coopers as Tredegar’s Independent Registered Public Accounting Firm for 2013 has been ratified.

I also declare the business portion of the meeting adjourned.

I’ll now turn it over to Nancy Taylor.

Nancy Taylor:
Thank you Greg.  Welcome and thank you for joining us this morning.  I’m in the very fortunate position to have a great team, and three members of Tredegar’s senior team, Kevin O’Leary, our CFO, Mary Jane Hellyar, president of Film Products and Brook Hamilton, incoming president of Bonnell Aluminum, have volunteered to do the heavy-lifting at today’s meeting.

So, you will see, and you’ll hear in a few minutes that we have a couple of new faces.  First, though there are couple of familiar faces, note I did not say old, sitting up front whom I’m now going to embarrass a bit.

Larry, can you stand?

This is Larry Scott.  He’s Tredegar’s Vice President of Audit and after 33 years of service, 30 of which I think have been spent on airplanes, Larry has decided to retire at the end of June to carve out a bit more time for fly-fishing.

Larry has made huge contributions to Tredegar over the years and although his official title is VP of Audit, his true job description has been everyman, as Larry has always jumped in wherever he could to help out.

Among Larry’s many, many hats he’s played a critical role in Tredegar’s acquisition and divestiture activities over the years, led many different initiatives for Tredegar, most recently been the passionate coach of our sustainability committee and has been a valued member of Tredegar’s senior team.  He’s been a leader, mentor, historian, philosopher, cheerleader and friend.

I suspect that when Larry reflects upon his storied career, the accomplishment of which he may be the proudest is the trust, respect and affection he has garnered from our plant personnel around the world, and that accomplishment is a testament to the quality of Larry’s character.

Larry, thank you for setting the bar so high for all of us.

(Applause)

OK Duncan, it’s your turn now.

As previously announced, Duncan Crowdis, who has served as Bonnell Aluminum’s President since 2006, retires in a mere eight days.  I’m sure if you asked him he could translate that into hours, probably even minutes.

Duncan is a treasure.  He’s genuine, humble, understated, selfless, caring, reliable and passionate, passionate about aluminum extrusions of all things but also passionate about learning and self-development.  Because of all of these wonderful attributes, particularly his humility, someone meeting Duncan for the first time might overlook one of his greatest talents and that is Duncan’s leadership.  When Duncan became president of Bonnell in 2006, it was an organization desperately in need of a strong leader.  What they got in Duncan was much more than that.  Duncan has truly been a transformative leader for Bonnell.

Bonnell faced some big challenges in the last seven years.  There’ve been some very tough decisions that had to be made and implemented and Duncan had the courage to make them and the grace to guide the Bonnell organization through those difficult changes even stronger and more committed than ever.

Duncan has been a steadfast partner, coach and supporter to all of us on the Tredegar senior team.

Duncan, thank you for taking Bonnell to a new level and for being a great coach and a role model to all of us.

(Applause)

So now before we begin the strategy and business reviews, I must cover the part that you’ve all been waiting for, the disclosure about forward-looking statements.  So please keep in mind two important things.  The first is that we cannot predict the future, so if we make any comments that sound like we think we can, that is not our intent, and, two, please refer to the documents on our Website that reconcile any non-GAAP financial measures that we discussed today.

I know you’re anxious to hear from our new leaders, Mary Jane and Brook, but first I want to review with you how we are doing against our strategy.  I’ll start by flashing Tredegar’s vision.  I’m not going to read this today but I want to assure you that we remain fiercely committed to realizing our vision and the delivery of long-term value to our stakeholders.  Our strategy is pretty simple, market and customer diversification through organic and inorganic growth.  The strategies for our businesses, Film Products and Bonnell, are completely aligned with that overarching strategy.  Clearly organic growth must come from our businesses and as you’ll hear from both Mary Jane and Brook, we do have very real opportunities for growth within our existing businesses and we are making strategic capital investments to support that growth.

As I’ve regularly shared with you during my tenure as CEO with Tredegar, acquisitions play a key role in our strategy as well.  We continue to look for opportunities where we can leverage our strengths of operational excellence, innovation and leadership.

Specifically our focus has been on manufacturing opportunities that would expand Films’ participation in very specific markets with attractive growth trends, opportunities that augment certain capabilities of Bonnell to accelerate penetration in certain targeted markets and opportunities that squarely meet our criteria for a possible third leg.

I feel very good about the two acquisitions we’ve made in the last two years.  They’re entirely consistent with our stated objectives and satisfy key criteria by bringing new markets, new customers and new capabilities to Tredegar.

I also feel very good about the discipline and objective process we follow in identifying, analyzing, negotiating and executing upon those acquisitions.

In pursuing our strategy, and specifically our desire to leverage our strength, we’ve sharpened our focus on manufacturing.  This led us to the decision to sell Falling Springs, our mitigation banking business, last fall.  Our goal is to drive continuous improvement and share best practices across all of our businesses, and there was limited opportunity to do that with Falling Springs, given its vastly different business model.

I also feel good about what’s happening within our businesses.  We’ve had setbacks, but as you will hear from Mary Jane, we have made meaningful progress in addressing the issues in our films business that I described for you last year.  I think it’s fair to say what a difference a year makes, and Bonnell continues to set the standard in Tredegar for operational excellence.

So while Tredegar has its fair share of challenges ahead in the way of economic uncertainty, continued price pressure and intense competition, we will meet those challenges head-on with everything we’ve got.  And my confidence that we will win comes from my faith in Tredegar’s 2,700 employees around the world.  They are my heroes, striving every day to do it better for our customers and our shareholders.  Thank you.

Now let me turn the meeting over to Kevin O’Leary, our CFO.

Kevin O’Leary:	Thank you, Nancy, and I particularly want to thank you Ms. Taylor for sharing with everyone how excited they should be to hear from Mary Jane and Brook.

I too am very pleased that we have two new leaders in our businesses and excited about what we can accomplish together in the coming years and welcome to both of you.

With that, I’ll begin with an overview of the key points I’ll speak to today.  We had strong earnings in 2012 driven primarily by the full-year effect of Terphane which we acquired in late 2012.  Volume for our personal care and surface protection products improved in the second half of 2012, and this trend continued into the first quarter of 2013.

We had another strong year of cash performance, and this has been a significant source of funding for the recent Terphane and AACOA acquisitions.

We’re investing in new capacity to support organic growth expectations with capital spending of approximately $90 million in 2013, and we maintain a strong balance sheet with low debt and financial capacity to support our long-term growth strategy.

A quick look at earnings-per-share.  In 2012 our earnings-per-share from ongoing operations increased 33 cents to a-dollar-twenty.  The increase as I mentioned is primarily driven by the full-year effect of Terphane, as we begin to see the impact of our acquisition strategy.

We also took advantage of manufacturing tax incentives available to our Terphane facility in Brazil which lowered it’s tax rate to fifteen and a quarter percent, and these incentives were key drivers in lowering the consolidated effect of tax rate for our ongoing operations.  And these favorable impacts were partially offset by an increase in pension expense that’s driven primarily by low interest rates.  While each year we believe interest rates can’t go any lower, in fact they did again in 2012.  Lower interest rates are great when we’re financing acquisitions and investments in our businesses, but they have a negative effect on pension expense through lower discount rates.  In 2012 our pension expense increased $5.8 million to $8 million for the year.  This non-cash expense had an incremental impact on 2012 EPS of approximately 12 cents.  Our projection of 2013 pension expense is $13 million.

Earnings-per-share in the first quarter were up three cents compared to prior year. Favorable results from our business were partially offset by incremental pension expense in the quarter.

Now a quick look at earnings performance of our operating businesses.  Overall EBITDA was up $18 million in 2012.  Film Products results were mixed.  The full-year impact of Terphane added approximately $24 million of EBITDA compared to 2011, but as we discussed throughout the year, shifts in consumer demand away from premium products had an impact on volume of our personal care materials.  We’re encouraged by improved volumes in personal care and surface protection in the second half of 2012, and this trend continued into the first quarter of 2013.  The results for 2013 in the quarter remain flat, however, due to lower volume in margins in our overwrap films.

At Bonnell Aluminum results were better on many fronts.  Margins improved through better pricing on value-added services, and this business had another strong year in taking cost out, including the August 2012 shutdown of our facility in Kentland, Indiana which focused on the residential construction market.

The fourth quarter (2011) acquisition of AACOA added approximately $2 million in EBITDA in 2012 and this positive trend continued into the first quarter.

Now I’d like to take a moment and put into context the capital we’ve deployed in recent years as we pursue our growth strategy.  In the past four years we spent just over $430 million through acquisitions and capital spending in our businesses and through dividends and share repurchases.  With this spending we’ve taken important steps in delivering on our strategy to drive long-term value for our shareholders.  With the addition of Terphane and AACOA, we are driving earnings growth through acquisitions, and in the process we’re achieving greater market and customer diversification.  Both of these acquisitions were accretive within six months.

During this four-year period we’ve invested roughly a hundred million in capital spending in our businesses and spending will increase in 2013 as we add capacity to support organic growth, and I’ll speak more on that in a moment.

We’ve improved the cash returns to our shareholders through dividend increases.  We had a special dividend of -– in 2012, of 75 cents per share and our most recent quarterly dividend increase in February 2013 was our third increase in the last -– in less than three years.  Over that period we have increased our quarterly dividend 75 percent to seven cents a share or 28 cents annually.  We also repurchased 2.2 million shares for roughly $37 million and we will continue to be opportunistic in this area.

Now we’ve been able to fund these investments and this capital deployment in large part to the $300 million we’ve generated in cash from operations over the last four years, and as a result of this strong cash performance, we’ve been able to take these important steps in delivering on our strategy without weakening our balance sheet.  With net debt at roughly $80 million, we preserve the financial strength to pursue our future growth ambitions.

As I mentioned, in 2013 we will invest in capacity expansion to meet organic growth expectations and so in Film Products we’re in the second year of our Flexible Packaging Capacity Expansion Project at our manufacturing facility in Cabo, Brazil.  We’ll spend approximately $50 million in 2013.  Total spending for this multiyear project will be roughly 75 to $80 million, and we expect the equipment to come online in early 2014.  This line will support industry projections of global growth in PET films, and it generally takes three to four years to reach full capacity for a line such as this.

At Bonnell Aluminum we are investing in new press and handling equipment that will be primarily be dedicated to the automotive industry.  In this industry, one approach OEMs, or Original Equipment Manufacturers, are taking to meet fuel efficiency standards is to lower vehicle weight by increasing aluminum content in their vehicles.  In support of this trend, we’ll invest approximately $15 million in a new line and we expect this equipment to come on line in early 2014.

So in closing, just to highlight a couple of points I’ve made a couple of times in this presentation.  We have taken important steps on delivering on our commitment to drive long-term shareholder value with the addition of Terphane and AACOA.  We’re driving earnings growth through acquisitions.  Our investment in capacity expansion supports organic growth at both Film Products and Bonnell, and we are improving our dividend yields with three quarterly dividend increases in the last three years.  While doing this we maintain our strong balance sheet, with low debt and the financial strength to pursue our growth ambitions.

So with that I’ll turn it over to Ms. Hellyar.

Mary Jane Hellyar:	Thank you Kevin and let me add my welcome to all of you. This is my first annual meeting since joining Tredegar last September, and I’m really excited to be here today leading the Films Business.

On my way to Tredegar I was excited and looked forward to being part of a manufacturing business with a global footprint that had a great reputation for innovation and for strong customer service.  Six months later I’m more impressed and more optimistic about the future for Films, and a major contributor to that are all the dedicated, passionate employees that I have met as I travelled around the world visiting all of our plants and facilities.  They focus every day on better serving our customers with high quality, innovative products.

I want to open by thanking you for your hard work and for your dedication to Tredegar.

I’d also like to recognize our customers who put their trust in us every day. We’re dedicated to a culture of continuous improvement and to becoming your best and most trusted supplier and partner.

Today I’m excited to share with you our plans for Films’ growth, and there are a number of really bright spots in Films.  Improved market dynamics for some of our key customers, strong market acceptance of some of our newly introduced products, and continued leadership in quality, delivery and service.  But like all businesses today, we also have the challenges of an increasingly competitive marketplace.

At last year’s meeting Nancy talked about two major challenges facing our surface protection and personal care businesses.  First, with continuing economic uncertainty, consumers have changed their purchasing patterns from the more expensive premium products towards a “good enough” performance of the value tier.  The margins for these value tier products are typically more compressed, partly due to the lower price point to the end consumer.

The second challenge is one of regional mix and mainly impacts the personal care business.  That growth story for that business is primarily driven by increased penetration in emerging markets.  New users are entering the category at price points below the premium tier, further reinforcing the importance of a broader, more competitive value tier portfolio.

The reality is that these market dynamics are fundamental shifts across most industries, not just for Films.  So, going forward, the winning strategy for Tredegar Films will take these into account while playing to our strengths and capitalizing on all the opportunities for growth.

In 2013 our focus is on strengthening the foundation and core capabilities in Films to support future growth.  There are five key building blocks to that foundation.  Category growth, our innovation pipeline, operational excellence, delivering on Terphane and fully engaging all our employees to win.  So a few comments on each of these.

First category growth.  One of the most exciting things about Films is that each of our businesses has opportunities to grow.  Personal care has double-digit growth in emerging markets, displays are expanding with tablet and smartphones growth, and flexible packaging demand is up as the food industry innovates in new packaging design and functionality.

In Specialty Films we’re building a business in engineered optics with growth rates in excess of 40 percent per year.  So the growth picture is bright, but we haven’t always benefited from the market growth around us.  Sometimes our customers haven’t been winning in their marketplace and this has limited our success.  There are also times we haven’t had the best product for a given application or have moved too slowly to take advantage of the full market potential.

In 2013 we are keenly focused on improving our execution across the business in order that Tredegar Films can achieve the full benefit of growth in our markets.  Our goal is to capture our fair share of category growth, and there’s no reason we shouldn’t be able to do better in some areas.

We’re strengthening our manufacturing footprint to better serve high-growth markets, and we’re taking a stronger market back approach to better meet our customer’s needs.  In short, we are focused on winning in the marketplace.  Winning demands that we have the right products to serve an expanding group of customers, and they need to be developed with shorter cycle times, as the difference between winning and having business pass us by can be a matter of days.

With the acquisition of Bright View Technologies and Terphane, we have the opportunity to build an innovation process that incorporates the best of Tredegar’s history of market-leading innovations with the entrepreneurial culture in Bright View and the applications development in Terphane.

In April we implemented an improved, uniform, Stage-Gate process across all of Films that integrated the best of the three existing processes heavily leveraging Terphane’s methodology.

We also need to make sure we have the right market assessment of customer needs as inputs to our innovation process.  Over the last two years, this has been a key focus area for the surface protection team, and we’ve seen major improvements in market acceptance and cycle time for new masking films.

Several of our personal care products are also driving volume growth indicative of true market leadership.  But we can do more and are committed to improving our ability to assess market needs in all major growth markets and then quickly converting those into relevant differentiated products.

When I joined Tredegar one of the questions I routinely asked for the first couple of months was, “Why do customers buy from us?”

The most frequent answer was, “Because we provided them with a clear advantage for quality, reliable supply, and customer service.”  In essence because we are a manufacturing company with performance that our customers can count on every day around the globe.  As strong as our reputation is as a reliable supplier, the bar continues to be raised with new local competitors and global players.

During this last year we’ve had some operational misses --  inefficiencies that have created churn for our customers and for our internal organization.  We must do better and we can do better.  We need to continuously take our quality performance to the next level to meet tightening specifications for surface protection films.  Customers are demanding price reductions that are only possible with aggressive improvements in our operational costs.  And the desire for local manufacturing is putting increasing demands on our supply chain.  But all of these challenges will help us drive improvements needed to continue to be the manufacturing partner of choice for our customers, and to that end, we’re implementing Tredegar First Class, an aggressive process of engaging all our employees across Films in the relentless pursuit of operational excellence.

Our acquisition of Terphane has re-energized growth for Tredegar Films.  It’s given us a diversified play into polyester films in a growing industry situated in the growth economy of Brazil, and we’re in the midst of a capital expansion to essentially double the capacity of our Cabo, Brazil plant.  The market is there.  The resources are being invested, and now it comes down to our execution, in the plants and in the markets.

The team has done this before, when they more than doubled their volume in 2006, and they are excited and they are eager to do it again.  It’s not without risk, particularly since the performance of our Cabo line has been below our expectations this past year, but we are deploying every available resource to drive improvements, and over the years both Terphane and Tredegar Films teams have time and again solved operational issues.  This time we’re even better positioned for success with the expertise of the combined teams.

Hopefully you are now as excited as I am about the future of films.  We are eager for growth but 2013 is our building year, building our foundation.  We’re sharpening our focus, improving our processes and execution, and engaging the entire organization.

Undoubtedly we have challenges in front of us but many of those are in our control.  The fundamentals are strong, we know what we need to do and are putting in place the plans to deliver a bright future for Tredegar Films.

And now, I’ll turn it over to Brook.

Brook Hamilton:	Thank you, Mary Jane, and good morning, everyone. As mentioned my name is Brook Hamilton and I am the incoming President of Bonnell Aluminum. For those of you who don’t know me, I have been in various positions in the Aluminum Industry for a long time, since 1983. I joined Bonnell in 2005 and moved to Newnan, Georgia in 2006 to run our plant there and most recently was the Director of Business Planning at our head office.

It is truly an honor to serve in the position of President and I look forward to the bright future that lies ahead for our business.

We’re going to take a brief look at the financial performance of the aluminum division, Bonnell, and then look at some of the strategic initiatives that we’re employing to achieve our goals of continued profitable growth and cash generation.

Historically Bonnell has been a successful and profitable business but you can see we struggled through the recession like many other companies but we were not profitable in 2009 and 2010; however, the interesting part of this graph is that as we have recovered coming out of the recession, in the last two years as volume has started to come back, our profitability has risen more quickly than sales, being able to leverage our volume as a result of the work we did to reduce costs during the recession.  When we had to remove those costs we tried very hard not to eliminate the necessary people skills we would need when business recovered.  We also improved the business by standardizing many processes and focusing on training and the skill development of our people.  As you can see the results last year show we were able to generate close to the same level of profit as in 2008 but with 20 million pounds less volume.  This is significant, because as business continues to improve, our profitability and cash generation will be even more robust.

Our vision for many years has been to remain close and responsive to our customers and to be able to support them with the resources available as part of a larger company.  This differentiates us from the competition.  We can retain the close relationships and familiarity which customers enjoy and support them with the resources that being part of Tredegar provides.

Our strategy is quite simple. We will continue to grow the business organically and through market and geographic diversification.

Over the next few minutes I will outline some of the strategic initiatives we have executed which support our goals and strategy.

The addition of AACOA in the fourth quarter of 2012 was a significant milestone along our path of diversification.  AACOA has a diverse customer mix and a large portion of those customers are in nontraditional market sectors compared to the historic Bonnell customer base.  We are very proud of the AACOA acquisition and to have them as part of our family.  AACOA has two separate facilities, one in northern Indiana and the other in southern Michigan, and is a great strategic fit for us.

AACOA is known as one of the very best anodizing suppliers in the country, and they have a world-class extrusion operation.  Another attractive feature of AACOA is that it has a strong expertise in the value added fabrication arena, which considerably adds to the diversity of services we now provide our customers.  Because of AACOA’s expertise they are able to attract business requiring complex parts and high levels of customer service.  This provides a higher margin opportunity for us and raises our skill sets and capabilities across the organization.

These points illustrate how AACOA is such a good strategic fit into our overall strategies and priorities.  Also, the addition of AACOA is not simply two more plants and a broader footprint for the company.  AACOA add significant value to Bonnell.  There are several operational synergies we identified during the course of the acquisition.  These include consolidation of scrap and billet supply and the transfer of business between facilities.  These transfers allow us to take advantage of specific equipment capabilities at each plant which are advantageous to both Bonnell and to our customers.

Also we continue to optimize all aspects of our business.  We’ve always believed that the total of the combined entity of Bonnell and AACOA would be greater than the sum of its parts and while we’re not getting into the details of the individual synergies, they are all positive and translate to the bottom line.

AACOA is a superb business and with a dedicated group of employees, together we’re building a better, combined company.

The next initiative I want to discuss is our expansion into the automotive market.  This exciting project was announced in the first quarter of 2013.  Bonnell has committed $17 million overall to invest in new equipment and infrastructure to serve the growing automotive market.

This market segment is the fastest growing segment of the North American aluminum market.  The initiative will bring a new extrusion press and handling system to our Newnan facility and supply 15 million pounds of specialized capacity to the tier 1 light-vehicle assembly OEMs per year.  Operational in 2014, this project allows Bonnell to take advantage of its considerable technical skills and further diversify into different markets.

Given the projection of aluminum requirements to reduce vehicle weight and improve gas mileage, we’re entering the market at the beginning of a strong phase of growth.  Bonnell is now well positioned to become a significant supplier in this market.

This chart gives you a quick look at the growth in shipments in the automotive and light-truck market segments versus other markets.  The automotive shipment growth rate is solidly in double digits, around 18 percent in 2012 over 2011.  These numbers far exceed the growth rates in building and construction and consumer durables and completely outshine the decline seen in some of the other markets.

Looking forward, I’m extremely excited about Bonnell’s prospects for the future.  Operational excellence will continue to be our foundation to support profitable results and significant cash generation.

We have a seasoned leadership team which will continue to set high standards of customer service and quality.  Whether organically or through strategic acquisitions, we will continue to expand our presence in different markets and mitigate long-term risks associated with any one sector, maintaining our path of profitable growth.

We are very well positioned to take Bonnell into the next decade and beyond.

I will now turn things over to Greg Williams, our Chairman.

Greg Williams:	Thanks Brook. Before Nancy takes questions, we’ve got one more item.

There’s a familiar face retiring this year from Tredegar.  Dr. Richard Morrill has been a member of the Board of Directors for 16 years and I think we heard last night, Rich, that in that time there were, what?, two hundred and thirty-seven meetings, and you haven’t missed one of them yet, so that’s a pretty admirable record, and it sure sets the bar high for everyone else.

Rich was also the Chairman of the Board for four years from 2006 to 2010.  Rich’s wisdom and perception enriched the Board’s experience for all the other directors serving with him.  He’s got a rare combination of abilities to listen, assess and advise practically and Rich’s 16 years have benefited everyone, whether they were a shareholder, an employee or a fellow board member.

On a personal note, Rich has been a very good friend and a great mentor to me, having the unenviable job of following him.

So we’re grateful for your steadfast and dedicated service to Tredegar, Rich, and this is just a small token of our appreciation.

Come on up, Rich.

(Applause)

Nancy, now we can handle questions.

Nancy Taylor:	All right. So, thank you. I hope you enjoyed hearing from Mary Jane and Brook and Kevin.

And we’re entertaining any questions that you might have?

OK. Well, thank you so much again for participating today and we look forward to updating you again next year. Thank you.

END